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                                                                                                    EXHIBIT 12

                                                              KEYCORP
                                         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
                                       COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                            (UNAUDITED)

                                                                   YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------
                                                   1995         1994         1993         1992         1991
                                                ----------   ----------   ----------   ----------   ----------
COMPUTATION OF EARNINGS
  Net income..................................  $  824,982   $  853,490   $  709,926   $  592,098   $  313,696
  Add: Provision for income taxes.............     368,465      429,981      373,972      279,632      136,684
  Less: Cumulative effect of accounting
     change...................................          --           --           --        6,613           --
     Extraordinary item.......................      35,790           --           --           --           --
                                                ----------   ----------   ----------   ----------   ----------
     Income before income taxes and
       extraordinary item.....................   1,157,657    1,283,471    1,083,898      865,117      450,380
  Fixed charges, excluding interest on
     deposits.................................     818,081      513,225      344,585      324,365      422,189
                                                ----------   ----------   ----------   ----------   ----------
     Total earnings for computation, excluding
       interest on deposits...................   1,975,738    1,796,696    1,428,483    1,189,482      872,569
  Interest on deposits........................   1,704,775    1,324,576    1,233,331    1,468,974    2,135,651
                                                ----------   ----------   ----------   ----------   ----------
     Total earnings for computation, including
       interest on deposits...................  $3,680,513   $3,121,272   $2,661,814   $2,658,456   $3,008,220
                                                ==========   ==========   ==========   ==========   ==========
COMPUTATION OF FIXED CHARGES
  Net rental expense..........................  $  116,851   $  124,168   $  130,361   $  130,973   $  118,855
                                                ==========   ==========   ==========   ==========   ==========
  Portion of net rental expense deemed
     representative of interest...............  $   38,561   $   40,975   $   43,019   $   43,221   $   38,450
  Interest on short-term borrowed funds.......     518,157      334,456      174,664      174,059      288,220
  Interest on long-term debt..................     261,363      137,794      126,902      107,085       95,519
                                                ----------   ----------   ----------   ----------   ----------
     Total fixed charges, excluding interest
       on deposits............................     818,081      513,225      344,585      324,365      422,189
  Interest on deposits........................   1,704,775    1,324,576    1,233,331    1,468,974    2,135,651
                                                ----------   ----------   ----------   ----------   ----------
     Total fixed charges, including interest
       on deposits............................  $2,522,856   $1,837,801   $1,577,916   $1,793,339   $2,557,840
                                                ==========   ==========   ==========   ==========   ==========
COMBINED FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
  Preferred stock dividend requirement on a
     pre-tax basis............................  $   23,470   $   24,061   $   27,630   $   35,505   $   23,292
     Total fixed charges, excluding interest
       on deposits............................     818,081      513,225      344,585      324,365      422,189
                                                ----------   ----------   ----------   ----------   ----------
     Combined fixed charges and preferred
       stock dividends, excluding interest on
       deposits...............................     841,551      537,286      372,215      359,870      445,481
  Interest on deposits........................   1,704,775    1,324,576    1,233,331    1,468,974    2,135,651
                                                ----------   ----------   ----------   ----------   ----------
     Combined fixed charges and preferred
       stock dividends, including interest on
       deposits...............................  $2,546,326   $1,861,862   $1,605,546   $1,828,844   $2,581,132
                                                ==========   ==========   ==========   ==========   ==========
RATIO OF EARNINGS TO FIXED CHARGES
     Excluding deposit interest...............        2.42X        3.50x        4.15x        3.67x        2.07x
     Including deposit interest...............        1.46X        1.70x        1.69x        1.48x        1.18x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS
     Excluding deposit interest...............        2.35X        3.34x        3.84x        3.31x        1.96x
     Including deposit interest...............        1.45X        1.68x        1.66x        1.45x        1.17x
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